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                                                                    EXHIBIT 23.2


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of ChoicePoint Inc. on Form S-8 of our report dated February 21, 2003 (February 28, 2003 as to Note 14), relating to the consolidated financial statements of ChoicePoint Inc. as of and for the year ended December 31, 2002 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to ChoicePoint Inc.'s change in method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142 in 2002 and to the application of procedures relating to certain disclosures and adjustments of financial statement amounts related to the 2001 and 2000 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures and adjustments) and of our report dated February 21, 2003, relating to the 2002 financial statement schedule of ChoicePoint Inc. appearing in and incorporated by reference in the Annual report on Form 10-K of ChoicePoint Inc. for the year ended December 31, 2002.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
May 12, 2003